As filed with the Securities and Exchange Commission on February 6, 2014

Registration No. 333-193568

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CCO Holdings, LLC

and

CCO Holdings Capital Corp.

(Exact name of registrants as specified in their charters)

Charter Communications, Inc.

(Exact name of registrant guarantor as specified in its charter)

Delaware Delaware Delaware	4841 4841 4841	03-0511293 13-4257703 43-1857213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

(203) 905-7801

(Address, including zip code, and telephone number, including area code, of registrants’ and registrant guarantor’s principal executive offices)

Richard R. Dykhouse

Executive Vice President, General Counsel and Corporate Secretary

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

(203) 905-7801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4611

(212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1, 2)
5.250% Senior Notes Due 2021	$500,000,000	100%	$500,000,000	$64,400(3)
5.750% Senior Notes Due 2023	$500,000,000	100%	$500,000,000	$64,400(3)
Guarantee of 5.250% Senior Notes Due 2021	n/a	n/a	n/a	—
Guarantee of 5.750% Senior Notes Due 2023	n/a	n/a	n/a	—

(1)	The amount of the registration fee paid herewith was calculated, pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantee.
(3)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2014

PROSPECTUS

CHARTER COMMUNICATIONS, INC. and

CCO HOLDINGS, LLC

Offer to Exchange

$500,000,000 Principal Amount of 5.250% Senior Notes due 2021 and $500,000,000 Principal Amount of 5.750% Senior Notes due 2023 of CCO Holdings, LLC and CCO Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 5.250% Senior Notes due 2021 and 5.750% Senior Notes due 2023 issued by CCO Holdings, LLC and CCO Holdings Capital Corp. on March 14, 2013

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless extended.

•	No public market currently exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

CCO Holdings, LLC and CCO Holdings Capital Corp. hereby offer to exchange any and all of the $500,000,000 aggregate principal amount of their 5.250% Senior Notes due 2021 (the “new 2021 notes”) and any or all of the $500,000,000 aggregate principal amount of their 5.750% Senior Notes due 2023 (the “new 2023 notes” and, collectively with the new 2021 notes, the “new notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement of which this prospectus is part, for a like principal amount of their 5.250% Senior Notes due 2021 (the “original 2021 notes”) and for a like principal amount of their 5.750% Senior Notes due 2023 (the “original 2023 notes” and, collectively with the original 2021 notes, the “original notes”), respectively, outstanding on the date hereof upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer). This exchange offer is only being made for those original notes that were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended and which are indentified by CUSIP Nos. 1248EPBA0, 1248EPBC6, U12501AH2 and U12501AJ8. The terms of the new notes are identical in all material respects to those of the original notes, except for certain transfer restrictions and registration rights relating to the original notes. The new 2021 notes will be issued pursuant to, and entitled to the benefits of our sixth supplemental indenture, dated as of March 14, 2013, among CCO Holdings, LLC, CCO Holdings Capital Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee. The new 2023 notes will be issued pursuant to, and entitled to the benefits of our seventh supplemental indenture, dated as of March 14, 2013, among CCO Holdings, LLC, CCO Holdings Capital Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee. Charter Communications, Inc. has unconditionally guaranteed the new notes on a senior unsecured basis.

You should carefully consider the risk factors beginning on page 12 of this prospectus before deciding whether or not to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

Charter Communications, Inc., our indirect parent company, files annual, quarterly, special reports and other information with the Securities and Exchange Commission (“SEC”). We are incorporating by reference certain information of Charter filed with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the “SEC Reports”):

•	Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2012;

•	Charter Communications, Inc. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	Portions of the Charter Communications, Inc. Definitive Proxy Statement filed with the SEC on March 21, 2013 that are incorporated by reference into the Annual Report; and

•	Charter Communications, Inc. Current Reports on Form 8-K filed with the SEC on February 12, 2013, March 1, 2013, March 12, 2013, March 15, 2013, March 19, 2013, April 19, 2013, April 25, 2013, May 2, 2013, May 3, 2013, May 10, 2013, July 2, 2013, September 6, 2013, November 12, 2013, January 14, 2014, January 21, 2014 and January 22, 2014 (in each case excluding any information furnished but not filed).

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov. In addition, our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, CT 06901

Attention: Investor Relations

Telephone: (203) 905-7801

i

In order to ensure timely delivery, Holders must request the information from us no later than ten business days before the Expiration Date.

In reliance on Rule 12h-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither of the issuers intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the issuers rely on Rule 12h-5, certain financial information pertaining to the issuers will be included in the financial statements of Charter Communications, Inc. filed with the SEC pursuant to the Exchange Act.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND THE MAILING OF THIS PROSPECTUS SHALL NOT CREATE AN IMPLICATION TO THE CONTRARY.

ii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the section titled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) incorporated by reference in this prospectus. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative”, “positioning,” “designed,” “create” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, in our Annual Report and in other reports or documents that we file from time to time with the Securities and Exchange, and include, but are not limited to:

•	the ultimate outcome of any possible transaction between Charter and Time Warner Cable Inc. (“TWC”) including the possibility that Charter will not pursue a transaction with TWC;

•	if a transaction between Charter and TWC were to occur, the ultimate outcome of Charter’s pricing and packaging and operating strategy applied to TWC and the ultimate ability to realize synergies at the levels currently expected;

•	our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business or potential business combination transaction;

•	the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•	our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

iii

SUMMARY

This summary contains a general discussion of our business, the exchange offer and summary financial information. It does not contain all the information that you should consider before making a decision whether to tender your original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the related documents to which we refer.

CCO Holdings, LLC (“CCO Holdings”) is a direct subsidiary of CCH II, LLC (“CCH II”), which is an indirect subsidiary of Charter Communications, Inc. (“Charter”). CCO Holdings is a holding company with no operations of its own. CCO Holdings Capital Corp. (“CCO Holdings Capital”) is a wholly owned subsidiary of CCO Holdings. CCO Holdings Capital is a company with no operations of its own and no subsidiaries. CCO Holdings and its direct and indirect subsidiaries, as well as CCO Holdings Capital, are managed by Charter. For a chart showing our ownership structure, see page 4.

Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of Charter and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of September 30, 2013.

CCO Holdings and CCO Holdings Capital are sometimes referred to in this prospectus collectively as the “Issuers” and individually as an “Issuer”. The terms “we,” “us” and “our” refer to Charter and its direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant with approximately 12.8 million estimated passings, with 97% at 550 megahertz (“MHz”) or greater and 97% of plant miles two-way active. A national Internet Protocol (“IP”) infrastructure interconnects Charter markets.

As of September 30, 2013, we served approximately 5.9 million residential and commercial customers. We sell our video, Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 98% of our passings, and approximately 62% of our customers subscribe to a bundle of services.

We served approximately 4.2 million residential video customers as of September 30, 2013, and approximately 91% of our video customers subscribed to digital video service. Digital video enables our customers to access advanced video services such as high definition (“HD”) television, Charter OnDemand™ (“OnDemand”) video programming, an interactive program guide and digital video recorder (“DVR”) service.

We also served approximately 4.3 million residential Internet customers as of September 30, 2013. Our Internet service is available in a variety of download speeds up to 100 megabits per second (“Mbps”) and upload speeds of up to 5 Mbps.

We provided telephone service to approximately 2.2 million residential customers as of September 30, 2013. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus other features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business and carrier organizations, such as Internet access, data networking, fiber connectivity to cellular towers and office buildings, video entertainment services and business telephone services. As of September 30, 2013, we served approximately 549,000 commercial primary service units, primarily small-and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

For the nine months ended September 30, 2013, we generated approximately $6.0 billion in revenue, of which approximately 84% was generated from our residential video, Internet and telephone services. For the year ended December 31, 2012, we generated approximately $7.5 billion in revenue, of which approximately 84% was generated from our residential video, Internet and telephone services. We also generated revenue from providing Internet, telephone and video services to commercial businesses and from the sale of advertising. Sales from residential Internet and commercial services have contributed to the majority of our recent revenue growth.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur on our debt, depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, amortization expenses related to our customer relationship intangibles and non-cash taxes resulting from increases in our deferred tax liabilities.

Charter was organized as a Delaware corporation in 1999. On March 27, 2009, we and certain affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”) and a related disclosure statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009, and became effective on November 30, 2009, the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

The terms “Charter,” “we,” “our” and “us,” when used in this report with respect to the period prior to Charter’s emergence from bankruptcy, are references to the Debtors (“Predecessor”) and, when used with respect to the period commencing after Charter’s emergence, are references to Charter (“Successor”). These references include the subsidiaries of Predecessor or Successor, as the case may be, unless otherwise indicated or the context requires otherwise.

Recent Developments

Time Warner Cable

On January 13, 2014, the Company issued a press release announcing that it has sent a letter to Time Warner Cable Inc. proposing that the companies immediately engage in discussions to conclude a merger agreement to combine the companies.

Certain Legal Matters

In 2010, the Montana Department of Revenue (“DOR”) assessed all the Montana property of Bresnan Communications, LLC (“Bresnan”), an indirect subsidiary of the issuers, at the higher telephone company rate rather than assessing its cable and phone property separately as it had done in the past. The Montana DOR also retroactively assessed Bresnan’s property at the higher rate for 2007 through 2009, which could be up to approximately $16 million. Bresnan prevailed before the trial court but the Montana DOR appealed to the Montana Supreme Court. On December 2, 2013, the Montana Supreme Court reversed the trial court’s ruling, holding that Bresnan’s property should be assessed at the telephone company rate. The Montana Supreme Court remanded the case back to the trial court for further proceedings which have not yet occurred. Despite the Montana Supreme Court’s ruling, Bresnan intends to vigorously challenge the Montana DOR’s property tax assessments in those further proceedings. With respect to the Montana Supreme Court ruling, Bresnan’s primary remaining course of action is an appeal to the U.S. Supreme Court within 90 days of the final decision. A decision has not been made as to whether this appeal will be pursued.

On January 15, 2014, the California Department of Justice, in conjunction with the Alameda County, California District Attorney’s Office, initiated an investigation into whether Charter’s waste disposal policies, practices, and procedures violate the provisions of the California Health and Safety Code, the California Hazardous Waste Control Law, and any of their related regulations. Charter intends to cooperate with the investigation. Although this investigation has only just commenced, at this time Charter does not expect that its outcome will have a material effect on our operations, financial condition, or cash flows.

Corporate Matters

Effective December 31, 2013, Charter contributed all of its 30% preferred equity in CC VIII, LLC (“CC VIII”) through intermediary subsidiaries to CCH I, LLC, resulting in CCH I, LLC holding 100% of the preferred equity in CC VIII, LLC. See “—Legal Entity Structure” for more information. See “—Legal Entity Structure” for further information.

Our Corporate Information

Our principal executive offices are located at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901. Our telephone number is (203) 905-7801, and we have a website accessible at www.charter.com. Our Annual Reports, Quarterly Reports and Current Reports on Form 8-K, and all amendments thereto, are available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

Legal Entity Structure

The chart below sets forth our entity structure and that of our direct and indirect parent companies and subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership percentages shown below are approximations and do not give effect to any exercise of then outstanding warrants. Indebtedness amounts shown below are principal amounts as of September 30, 2013.

(1)	Ownership percentages of Charter Holdco are based on current valuation estimates of Charter’s contribution of its CC VIII, LLC preferred equity through intermediary subsidiaries to CCH I and, as such, percentages are subject to change. See “—Recent Developments” for further information.

(2)	CCO Holdings:
7.250%	senior notes due 2017 ($1.0 billion principal amount outstanding)
7.000%	senior notes due 2019 ($1.4 billion principal amount outstanding)
8.125%	senior notes due 2020 ($700 million principal amount outstanding)
7.375%	senior notes due 2020 ($750 million principal amount outstanding)
5.250%	senior notes due 2021 ($500 million principal amount outstanding)
6.500%	senior notes due 2021 ($1.5 billion principal amount outstanding)
6.625%	senior notes due 2022 ($750 million principal amount outstanding)
5.250%	senior notes due 2022 ($1.25 billion principal amount outstanding)
5.125%	senior notes due 2023 ($1.0 billion principal amount outstanding)
5.750%	senior notes due 2023 ($500 million principal amount outstanding)
5.750%	senior notes due 2024 ($1.0 billion principal amount outstanding)
CCO	Holdings credit facility ($350 million principal amount outstanding)

Guarantee: The senior notes and the credit facility are guaranteed on a senior unsecured basis by Charter.

Security Interest: The obligations of CCO Holdings under the credit facility are secured by a lien on CCO Holdings’ equity interest in Charter Operating and all proceeds of such equity interest, junior to the liens securing CCO Holding’s guarantee of the Charter Operating credit facility listed under item (2) below.

(3)	Charter Operating:

Charter Operating credit facility (approximately $3.7 billion principal amount outstanding)

Guarantee: The Charter Operating credit facility is guaranteed by CCO Holdings and certain subsidiaries of Charter Operating.

Security Interest: The Charter Operating credit facilities are secured by a first-priority lien on substantially all of the assets of Charter Operating and its subsidiaries and a pledge by CCO Holdings of its equity interests in Charter Operating.

The Exchange Offer

Original 2021 Notes	5.250% Senior Notes due 2021, which we issued on March 14, 2013 under CUSIP Nos. 1248EPBA0 and U12501AH2.

New 2021 Notes	5.250% Senior Notes due 2021, the issuance of which will be registered under the Securities Act of 1933.

Original 2023 Notes	5.750% Senior Notes due 2023, which we issued on March 14, 2013 under CUSIP Nos. 1248EPBC6 and U12501AJ8.

New 2023 Notes	5.750% Senior Notes due 2023, the issuance of which will be registered under the Securities Act of 1933.

Exchange Offer	We are offering to issue registered new notes in exchange for a like principal amount, like interest rate and maturity and like denomination of our original notes. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the original notes when we sold the original notes in a transaction that was exempt from the registration requirements of the Securities Act as part of the Plan. You may tender your original notes for exchange by following the procedures described under the caption “The Exchange Offer.”

This exchange offer is only being made for those original notes that were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended and which are identified by the CUSIP numbers identified above.

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, which is within 21 business days after the exchange offer registration statement is declared effective, unless we extend it. If you decide to exchange your original notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any original notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any original notes you have tendered for exchange, those original notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from March 15, 2014.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

Certain Federal Income Tax Considerations	The exchange of original notes for new notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange and Information Agent	The Bank of New York Mellon Trust Company, N.A. is serving as Exchange Agent and the Information Agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Consequences of failure to exchange your original notes	Original notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your original notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of original notes, we, however, will have no further obligation to register the original notes. If you do not participate in the exchange offer, the liquidity of your original notes could be adversely affected.

Consequences of exchanging your original notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the new notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer, and

•	are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Summary Terms of the New Notes

The terms of the new notes we are issuing in this exchange offer and the terms of the original notes of the same series are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

A brief description of the material terms of the new notes follows:

Issuers	CCO Holdings and CCO Holdings Capital.

Notes Offered	$500,000,000 aggregate principal amount of 5.250% Senior Notes due 2021 and $500,000,000 aggregate principal amount of 5.750% Senior Notes due 2023.

Maturity	The 2021 Notes will mature on March 15, 2021. The 2023 Notes will mature on March 15, 2023.

Interest Payment Dates	March 15 and September 15 of each year, beginning on March 15, 2014.

Forms and Terms	The form and terms of the new notes will be the same as the form and terms of the original notes except that:

•	the new notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the new notes and the new notes will not provide for additional interest in connection with registration defaults.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.

Ranking	The new notes will be:

•	the general unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured debt of the Issuers, to the extent of the value of the assets securing such debt;

•	equal in right of payment to the Issuers’ existing senior notes and any future unsubordinated, unsecured debt of the Issuers;

•	senior in right of payment to any future subordinated debt of the Issuers;

•

structurally subordinated to all debt and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the Charter Operating credit facilities and the Charter Operating Entities’ senior second-lien notes; and

•	guaranteed on a senior unsecured basis by Charter (which guarantee is structurally junior to all debt and liabilities of all of Charter’s subsidiaries).

As of September 30, 2013, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries totaled approximately $14.7 billion, and the new notes are structurally subordinated to approximately $4.8 billion. As of September 30, 2013, CCO Holdings’ subsidiary has approximately an additional $978 million available for future borrowings under senior secured credit facilities, which would be structurally senior in right of payment to the new notes.

Guarantee	Charter will unconditionally guarantee the new notes on a senior unsecured basis. If the Issuers cannot make payments on the Notes, Charter must make them.

Optional Redemption	The new notes may be redeemed in whole or in part at our option from time to time as described in the section “Description of the Notes—Optional Redemption.”

At any time prior to March 15, 2016, the Issuers may redeem up to 35% of the 2021 notes from the proceeds of one or more equity offerings at a price equal to 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date provided that at least 65% of the original aggregate principal amount of the 2021 notes (including any additional notes of such series) issued remains outstanding after such redemption.

At any time prior to March 1, 2016, the Issuers may redeem up to 35% of the 2023 notes from the proceeds of one or more equity offerings at a price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date provided that at least 65% of the original aggregate principal amount of the 2023 notes (including any additional notes of such series) issued remains outstanding after such redemption.

Restrictive Covenants	The indenture governing the new notes will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

•	pay dividends on stock and repurchase stock;

•	make investments;

•	borrow money;

•	grant liens;

•	sell substantially all of our assets or merge with or into other companies;

•	use the proceeds from sales of assets and subsidiaries’ stock;

•	in the case of our restricted subsidiaries, create or permit to exist dividend or payment restrictions; and

•	engage in certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Certain Covenants,” including provisions allowing CCO Holdings and certain of its subsidiaries, as long as the leverage ratio of CCO Holdings and certain of its subsidiaries is below 6.0 to 1.0, to make investments, including designating restricted subsidiaries as unrestricted subsidiaries or making investments in unrestricted subsidiaries. Subject to certain exceptions and limitations, CCO Holdings is also permitted under these covenants to provide funds to its parent companies to pay interest on, or retire or repurchase, their debt obligations.

During the time, if any, that the Notes are rated investment grade by both Standard & Poor’s Ratings Service and Moody’s Investors, Inc. and certain other conditions are met, many of the restrictive covenants contained in the indenture governing the Notes will cease to be in effect. See “Description of Notes—Certain Covenants.”

Change of Control	Following a Change of Control Triggering Event, as defined in “Description of the Notes—Certain Definitions,” we will be required to offer to purchase all of the new notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase thereof.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of Notes—Events of Default and Remedies.”

Absence of Established Markets for the Notes	The new notes are new issues of securities, and currently there are no markets for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that liquid markets will develop for the new notes.

United States Federal Income Tax Considerations	For a discussion of the U.S. federal income tax consequences of holding the new notes, see “Certain United States Federal Income Tax Considerations.”

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information beginning on page 12 under “Risk Factors” for a discussion of risks associated with an investment in the new notes.

For more complete information about the new notes, see the “Description of the Notes” section of this prospectus.

Ratio of Consolidated Earnings to Fixed Charges

Charter Communications, Inc. and Subsidiaries

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2010	2011	2012	2012	2013
Earnings
Income (Loss) before Noncontrolling Interest and Income Taxes	$58	$(70)	$(47)	$(56)	$(84)
Fixed Charges	885	970	914	697	641

Total Earnings	$943	$900	$867	$641	$557

Fixed Charges
Interest Expense	$853	$926	$883	$671	$620
Amortization of Debt Costs	24	37	24	20	15
Interest Element of Rentals	8	7	7	6	6

Total Fixed Charges	$885	$970	$914	$697	$641

Ratio of Earnings to Fixed Charges(1)	1.07x	—	—	—	—

(1)	Earnings for the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013 were insufficient to cover fixed charges by $70 million, $47 million, $56 million and $84 million, respectively. As a result of such deficiencies, the ratios are not presented above.

For more information on the ratio of earnings to fixed charges, see Exhibit 12.1 filed herewith.

RISK FACTORS

The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before making a decision to continue your investment in the notes or to tender your original notes in exchange for the new notes. In this prospectus, when we refer to “notes,” we are referring to both the original notes and the new notes.

Risks Related to the Exchange Offer and the New Notes

There is currently no public market for the new notes, and an active trading market may not develop for the new notes. The failure of a market to develop for the new notes could adversely affect the liquidity and value of the new notes.

The new notes will be new securities for which there is currently no public market. Further, we do not intend to apply for listing of the new notes, on any securities exchange or for quotation of the new notes on any automated dealer quotation system. Accordingly, notwithstanding any existing market for the notes, a market may not develop for the new notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the new notes may be subject to disruptions that could have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.

We may not have the ability to raise the funds necessary to fulfill our obligations under the new notes following a change of control triggering event, which would place us in default under the indenture governing the new notes.

Under the indenture governing the new notes, upon the occurrence of specified change of control triggering events, we will be required to offer to repurchase all of the outstanding new notes. However, we may not have sufficient funds at the time of the change of control triggering event to make the required repurchases of the new notes. In addition, a change of control triggering event would require the repayment of borrowings under credit facilities and publicly held debt of our subsidiaries. Our failure to make or complete an offer to repurchase the new notes would place us in default under the indentures governing the new notes.

The Issuers and Charter are holding companies and will depend on subsidiaries to satisfy their obligations under the new notes and the guarantee, respectively.

As holding companies, the Issuers and Charter conduct substantially all of their operations through their indirect subsidiaries, which own substantially all of our consolidated assets. Consequently, the principal source of cash to pay the obligations of the Issuers under the new notes and obligations of Charter under the guarantee is the cash that our subsidiaries generate from their operations. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to enable the Issuers and/or Charter to make payments in respect of their obligations. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable state laws, regulatory limitations and terms of our debt instruments may limit the ability of the Issuers and/or Charter to obtain cash from our subsidiaries. While the indentures governing certain of our existing notes and the new notes limit the ability of our subsidiaries to restrict their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions, which may have the effect of significantly restricting the applicability of those limits. In the event the Issuers and/or Charter do not receive distributions from our subsidiaries, the Issuers may be unable to make required payments on their indebtedness and Charter may be unable to make any payments under its guarantee. The Issuers are finance companies with no independent operations.

The new notes are unsecured. Therefore, the secured creditors of the Issuers would have a prior claim, ahead of the new notes, on the assets of the Issuers.

The new notes are unsecured. As a result, upon any distribution to the Issuers’ creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of the Issuers’ secured debt, including the lenders under the Issuers’ senior secured credit facility, will be entitled to be paid in full from the assets securing that secured debt before any payment may be made with respect to the new notes. In addition, if the Issuers fail to meet their payment or other obligations under their secured debt, the holders of that secured debt would be entitled to foreclose on the assets securing that secured debt and liquidate those assets. Accordingly, the Issuers may not have sufficient funds to pay amounts due on the new notes. As a result you may lose a portion of or the entire value of your investment in the new notes.

The new notes are not guaranteed by any of CCO Holding’s subsidiaries and are structurally subordinated to the indebtedness and other liabilities of these subsidiaries.

The Issuers and Charter, as guarantor, are the sole obligors under the new notes. Our subsidiaries do not guarantee the new notes and our subsidiaries (other than the Issuers) have no legal obligation to make payments on the new notes or make funds available for those payments, whether by dividends, loans or other payments. The new notes, therefore, are structurally subordinated to the indebtedness and other liabilities of our subsidiaries (other than the Issuers). Accordingly, there may only be a limited amount of assets available to satisfy your claims as a holder of the new notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding with respect to us or any of our subsidiaries, the assets of our subsidiaries will be available to the Issuers and Charter to satisfy the obligations under the new notes only after all outstanding liabilities of those subsidiaries have been paid in full. As of September 30, 2013, CCO Holdings and its subsidiaries had approximately $14.7 billion of total principal amount of debt and intercompany loans, and the new notes are structurally subordinated to approximately $4.8 billion of that amount. The terms of our debt instruments permit these subsidiaries to incur additional indebtedness. As of September 30, 2013, CCO Holdings’ subsidiary has approximately an additional $978 million available for future borrowings under senior secured credit facilities, which would be structurally senior in right of payment to the new notes.

Changes in our credit rating could adversely affect the market price or liquidity of the new notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the new notes. A negative change in our ratings could have an adverse effect on the price of the new notes.

If you do not exchange your original notes for new notes, you will continue to have restrictions on your ability to resell them.

The original notes were not registered under the Securities Act of 1933 or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. If you do not exchange your original notes for new notes pursuant to the exchange offers, you will not be able to resell, offer to resell or otherwise transfer the original notes unless they are registered under the Securities Act of 1933 or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933. In addition, once the exchange offers have terminated, we will no longer be under an obligation to register the original notes under the Securities Act of 1933 except in the limited circumstances provided in the exchange and registration rights agreement. In addition, to the extent that original notes are tendered for exchange and accepted in the exchange offers, any trading market for the untendered and tendered but unaccepted original notes could be adversely affected.

Risks Related to Our Indebtedness

We have a significant amount of debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.

We have a significant amount of debt and may (subject to applicable restrictions in our debt instruments) incur additional debt in the future. As of September 30, 2013, our total principal amount of debt was approximately $14.4 billion.

Our significant amount of debt could have consequences, such as:

•	impact our ability to raise additional capital at reasonable rates, or at all;

•	make us vulnerable to interest rate increases, because approximately 17% of our borrowings are, and may continue to be, subject to variable rates of interest;

•	expose us to increased interest expense to the extent we refinance existing debt, particularly our bank debt, with higher cost debt;

•	require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for working capital, capital expenditures, and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;

•	place us at a disadvantage compared to our competitors that have proportionately less debt; and

•	adversely affect our relationship with customers and suppliers.

If current debt amounts increase, the related risks that we now face will intensify.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity.

Our credit facilities and the indentures governing our debt contain a number of significant covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations. These covenants restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	issue equity;

•	make certain investments or acquisitions;

•	pay dividends or make other distributions;

•	dispose of assets or merge;

•	enter into related party transactions; and

•	grant liens and pledge assets.

Additionally, the Charter Operating credit facilities require Charter Operating to comply with a maximum total leverage covenant and a maximum first lien leverage covenant. The breach of any covenants or obligations in our indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under the Charter Operating credit facilities and the secured lenders under the CCO Holdings credit facility could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors.

We depend on generating sufficient cash flow to fund our debt obligations, capital expenditures, and ongoing operations.

We are dependent on our cash on hand and cash flow from operations to fund our debt obligations, capital expenditures and ongoing operations.

Our ability to service our debt and to fund our planned capital expenditures and ongoing operations will depend on our ability to continue to generate cash flow and our access (by dividend or otherwise) to additional liquidity sources at the applicable obligor. Our ability to continue to generate cash flow is dependent on many factors, including:

•	our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, DSL providers and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies; and

•	the effects of governmental regulation on our business.

Some of these factors are beyond our control. If we are unable to generate sufficient cash flow or we are unable to access additional liquidity sources, we may not be able to service and repay our debt, operate our business, respond to competitive challenges, or fund our other liquidity and capital needs.

Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us and our subsidiaries that are debt issuers.

Our primary assets are our equity interests in our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to their debt issuer holding companies for payments on our notes or other obligations in the form of loans, distributions, or otherwise. Charter Operating’s ability to make distributions to us or CCO Holdings, our other primary debt issuer, to service debt obligations is subject to its compliance with the terms of its credit facilities, and restrictions under applicable law. Under the Delaware Limited Liability Company Act (the “Act”), our subsidiaries may only make distributions if the relevant entity has “surplus” as defined in the Act. Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent thereby. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

While we believe that our relevant subsidiaries currently have surplus and are not insolvent, these subsidiaries may become insolvent in the future. Our direct or indirect subsidiaries include the borrowers under the CCO Holdings credit facility and the borrowers and guarantors under the Charter Operating credit facilities. CCO Holdings is also an obligor under its senior notes. As of September 30, 2013, our total principal amount of debt was approximately $14.4 billion.

In the event of bankruptcy, liquidation, or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to its parent company as an equity holder or otherwise. In that event:

•	the lenders under CCO Holdings’ credit facility and Charter Operating’s credit facilities, whose interests are secured by substantially all of our operating assets, and all holders of other debt of CCO Holdings and Charter Operating, will have the right to be paid in full before us from any of our subsidiaries’ assets; and

•	CCH I, the holder of preferred membership interests in our subsidiary, CC VIII, would have a claim on a portion of CC VIII’s assets that may reduce the amounts available for repayment to holders of CCO Holdings’ outstanding notes.

All of our outstanding debt is subject to change of control provisions. We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.

We may not have the ability to raise the funds necessary to fulfill our obligations under our notes and our credit facilities following a change of control. Under the indentures governing our notes and the CCO Holdings credit facility, upon the occurrence of specified change of control events, CCO Holdings is required to offer to repurchase all of its outstanding notes and the debt under its credit facility. However, we may not have sufficient access to funds at the time of the change of control event to make the required repurchase of the applicable notes and the debt under the CCO Holdings credit facility, and Charter Operating is limited in its ability to make distributions or other payments to CCO Holdings to fund any required repurchase. In addition, a change of control under the Charter Operating credit facilities would result in a default under those credit facilities. Because such credit facilities are obligations of Charter Operating, the credit facilities would have to be repaid before Charter Operating’s assets could be available to CCO Holdings to repurchase their notes. Any failure to make or complete a change of control offer would place CCO Holdings in default under its notes and credit facility. The failure of our subsidiaries to make a change of control offer or repay the amounts accelerated under their notes and credit facilities would place them in default.

Risks Related to Our Business

We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations.

The industry in which we operate is highly competitive and has become more so in recent years. In some instances, we compete against companies with fewer regulatory burdens, better access to financing, greater personnel resources, greater resources for marketing, greater and more favorable brand name recognition, and long-established relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain ownership rules have provided additional benefits to certain of our competitors, either through access to financing, resources, or efficiencies of scale. We could also face additional competition from multi-channel video providers if they began distributing video over the Internet to customers residing outside their current territories.

Our principal competitors for video services throughout our territory are DBS providers. The two largest DBS providers are DirecTV and DISH Network. Competition from DBS, including intensive marketing efforts with aggressive pricing, exclusive programming and increased HD broadcasting has had an adverse impact on our ability to retain customers. DBS companies have also expanded their activities in the MDU market.

Telephone companies, including two major telephone companies, AT&T and Verizon, offer video and other services in competition with us, and we expect they will increasingly do so in the future. Upgraded portions of these networks carry two-way video, data services and provide digital voice services similar to ours. In the case of Verizon, FIOS high-speed data services offer speeds as high as or higher than ours. In addition, these companies continue to offer their traditional telephone services, as well as service bundles that include wireless voice services provided by affiliated companies. Based on our internal estimates, we believe that AT&T and Verizon are offering video services in areas serving approximately 30% and 4%, respectively, of our estimated passings and we have experienced customer losses in these areas. AT&T and Verizon have also launched campaigns to capture more of the MDU market. AT&T has publicly stated that it expects to roll out its video product beyond the territories currently served although it is unclear where and to what extent. When AT&T or Verizon have expanded their offering of video products, we have seen a decrease in our video revenue as AT&T and Verizon typically roll out aggressive marketing and discounting campaigns to launch their products.

With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies, primarily AT&T, Century Link and Verizon, and other providers of DSL, fiber-to-the-node and fiber-to-the-home services. DSL service competes with our Internet service and is often offered at prices lower than our Internet services, although often at speeds lower than the speeds we offer. Fiber-to-the-node networks can provide faster Internet speeds than conventional DSL, but still cannot typically match our Internet speeds. Fiber-to-the-home networks, however, can provide Internet speeds equal to or greater than Charter’s current Internet speeds. In addition, in many of our markets, DSL providers have entered into co-marketing arrangements with DBS providers to offer service bundles combining video services provided by a DBS provider with DSL and traditional telephone and wireless services offered by the telephone companies and their affiliates. These service bundles offer customers similar pricing and convenience advantages as our bundles.

Continued growth in our residential voice business faces risks. The competitive landscape for residential and commercial telephone services is intense; we face competition from providers of Internet telephone services, as well as incumbent telephone companies. Further, we face increasing competition for residential voice services as more consumers in the United States are replacing traditional telephone service with wireless service. We expect to continue to price our voice product aggressively as part of our triple play strategy which could negatively impact our revenue from voice services to the extent we do not increase volume.

The existence of more than one cable system operating in the same territory is referred to as an overbuild. Overbuilds could adversely affect our growth, financial condition, and results of operations, by creating or increasing competition. We are aware of traditional overbuild situations impacting certain of our markets, however, we are unable to predict the extent to which additional overbuild situations may occur.

In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced price or free service. These promotional programs result in significant advertising, programming and operating expenses, and also may require us to make capital expenditures to acquire and install customer premise equipment. Customers who subscribe to our services as a result of these offerings may not remain customers following the end of the promotional period. A failure to retain customers could have a material adverse effect on our business.

Mergers, joint ventures, and alliances among franchised, wireless, or private cable operators, DBS providers, local exchange carriers, and others, may provide additional benefits to some of our competitors, either through access to financing, resources, or efficiencies of scale, or the ability to provide multiple services in direct competition with us.

In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media, and the Internet. Further, due to consumer electronic innovations, content owners are allowing consumers to watch Internet-delivered content on televisions, personal computers, tablets, gaming boxes connected to televisions and mobile devices, some without charging a fee to access the content. Technological advancements, such as video-on-demand, new video formats, and Internet streaming and downloading, have increased the number of entertainment and information delivery choices available to consumers, and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could also negatively impact advertisers’ willingness to purchase advertising from us, as well as the price they are willing to pay for advertising. If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.

Our services may not allow us to compete effectively. Additionally, as we expand our offerings to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer. Competition may reduce our expected growth of future cash flows which may contribute to future impairments of our franchises and goodwill.

Economic conditions in the United States may adversely impact the growth of our business.

We believe that continued competition and the weakened economic conditions in the United States, including weakness in the housing market and relatively high unemployment levels, have adversely affected consumer demand for our services, particularly basic video. We believe competition from wireless and economic factors have contributed to an increase in the number of homes that replace their traditional telephone service with wireless service thereby impacting the growth of our voice business. If these conditions do not improve or our efforts to improve our products and the way we market those products are not ultimately successful in increasing our growth, we believe our business and results of operations will be further adversely affected which may contribute to future impairments of our franchises and goodwill.

Our exposure to the credit risks of our customers, vendors and third parties could adversely affect our cash flow, results of operations and financial condition.

We are exposed to risks associated with the potential financial instability of our customers, many of whom have been adversely affected by the general economic downturn. Declines in the housing market, including foreclosures, together with significant unemployment, have caused increased cancellations by our customers or lead to unfavorable changes in the mix of products purchased. These events have adversely affected, and may continue to adversely affect our cash flow, results of operations and financial condition.

In addition, we are susceptible to risks associated with the potential financial instability of the vendors and third parties on which we rely to provide products and services or to which we outsource certain functions. The same economic conditions that may affect our customers, as well as volatility and disruption in the capital and credit markets, also could adversely affect vendors and third parties and lead to significant increases in prices, reduction in output or the bankruptcy of our vendors or third parties upon which we rely. Any interruption in the services provided by our vendors or by third parties could adversely affect our cash flow, results of operation and financial condition.

We face risks inherent in our commercial business.

We may encounter unforeseen difficulties as we increase the scale of our service offerings to businesses. We sell Internet access, data networking and fiber connectivity to cellular towers and office buildings, video and business voice services to businesses and have increased our focus on growing this business. In order to grow our commercial business, we expect to increase expenditures on technology, equipment and personnel focused on the commercial business. Commercial business customers often require service level agreements and generally have heightened customer expectations for reliability of services. If our efforts to build the infrastructure to scale the commercial business are not successful, the growth of our commercial services business would be limited. We depend on interconnection and related services provided by certain third parties for the growth of our commercial business. As a result, our ability to implement changes as the services grow may be limited. If we are unable to meet these service level requirements or expectations, our commercial business could be adversely affected. Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our voice and commercial businesses and operations.

We may not have the ability to reduce the high growth rates of, or pass on to our customers, our increasing programming costs, which would adversely affect our cash flow and operating margins.

Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming. We expect programming costs to continue to increase because of a variety of factors including amounts paid for retransmission consent, annual increases imposed by programmers with additional selling power as a result of media consolidation, additional programming, including new sports services and non-linear programming for on-line and OnDemand platforms. The inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins associated with the video product. We have programming contracts that have expired and others that will expire at or before the end of 2014. There can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.

Increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent are likely to further increase our programming costs. Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime. When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission. In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements. If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period. Any loss of stations could make our video service less attractive to customers, which could result in less subscription and advertising revenue. In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest. Carriage of these other services, as well as increased fees for retransmission rights, may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.

Our business is characterized by rapid technological change and the introduction of new products and services, some of which are bandwidth-intensive. We may not be able to fund the capital expenditures necessary to keep pace with technological developments, or anticipate the demand of our customers for products and services requiring new technology or bandwidth. Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.

We depend on third party service providers, suppliers and licensors; thus, if we are unable to procure the necessary services, equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.

We depend on third party service providers, suppliers and licensors to supply some of the services, hardware, software and operational support necessary to provide some of our services. We obtain these materials from a limited number of vendors, some of which do not have a long operating history or which may not be able to continue to supply the equipment and services we desire. Some of our hardware, software and operational support vendors, and service providers represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the equipment or services we need in a timely manner, at our specifications and at reasonable prices, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our customers. These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, financial results and financial condition. A limited number of vendors of key technologies can lead to less product innovation and higher costs. For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.

In that regard, we currently purchase set-top boxes from a limited number of vendors, because each of our cable systems use one or two proprietary conditional access security schemes, which allows us to regulate subscriber access to some services, such as premium channels. We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes. Future innovation in set-top boxes may be restricted until these issues are resolved. In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications.

We depend on patent, copyright, trademark and trade secret laws and licenses to establish and maintain our intellectual property rights in technology and the products and services used in our operating activities. Any of our intellectual property rights could be challenged or invalidated, or such intellectual property rights may not be sufficient to permit us to continue to use certain intellectual property, which could result in discontinuance of certain product or service offerings or other competitive harm, our incurring substantial monetary liability or being enjoined preliminarily or permanently from further use of the intellectual property in question.

Malicious and abusive activities could disrupt our networks, information systems or properties and could impair our operating activities.

Network and information systems technologies are critical to our operating activities, as well as our customers’ access to our services. Malicious and abusive activities, such as the dissemination of computer viruses, worms, and other destructive or disruptive software, computer hackings, social engineering, process breakdowns, denial of service attacks and other malicious activities have become more common in industry overall. If directed at us or technologies upon which we depend, these activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers, and damage to our or our customers’ equipment and data. Further, these activities could result in security breaches, such as misappropriation, misuse, leakage, falsification or accidental release or loss of information maintained in our information technology systems and networks, and in our vendors’ systems and networks, including customer, personnel and vendor data. If a significant incident were to occur, it could damage our reputation and credibility, lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to service our customers and protect our network. These events also could result in large expenditures to repair or replace the damaged properties, networks or information systems or to protect them from similar events in the future. Any significant loss of Internet customers or revenue, or significant increase in costs of serving those customers, could adversely affect our growth, financial condition and results of operations.

For tax purposes, we could experience a deemed ownership change in the future that could limit our ability to use our tax loss carryforwards.

As of December 31, 2012, we had approximately $7.8 billion of federal tax net operating loss carryforwards, capital loss carryforwards and suspended losses resulting in a gross deferred tax asset of approximately $2.6 billion. Federal tax net operating and capital loss carryforwards expire in the years 2014 through 2032. Federal suspended losses can generally be carried forward indefinitely. These losses resulted from the operations of Charter Holdco and its subsidiaries. In addition, as of December 31, 2012, we had state tax net operating loss carryforwards, capital loss carryforwards and suspended losses, resulting in a gross deferred tax asset (net of federal tax benefit) of approximately $252 million. State tax net operating and capital loss carryforwards generally expire in the years 2013 through 2032. State suspended losses can generally be carried forward indefinitely. Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for future taxable income that will result from the reversal of existing temporary differences for which deferred tax liabilities are recognized. Such tax loss carryforwards can accumulate and be used to offset our future taxable income.

The consummation of the Plan generated an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and the sale of shares of 27% of the beneficial amount of our common stock by Apollo Management, L.P. and certain related funds, Oaktree Opportunities Investments, L.P. and certain related funds and funds affiliated with Crestview Partners, L.P. to Liberty Media Corporation resulted in a second “ownership change” pursuant to Section 382. In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. As a result, we are subject to an annual limitation on the use of our loss carryforwards which existed at November 30, 2009 for the first “ownership change” and those that existed at May 1, 2013 for the second “ownership change.” The limitation on our ability to use our loss carryforwards, in conjunction with the loss carryforward expiration provisions, could reduce our ability to use a portion of our loss carryforwards to offset future taxable income, which could result in us being required to make material cash tax payments. Our ability to make such income tax payments, if any, will depend at such time on our liquidity or our ability to raise additional capital, and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries.

If we were to experience a third ownership change in the future (as a result of purchases and sales of stock by our “5-percent stockholders,” new issuances or redemptions of our stock, certain acquisitions of our stock and issuances, redemptions, sales or other dispositions or acquisitions of interests in our “5-percent stockholders”), our ability to use our loss carryforwards could become subject to further limitations. Our common stock is subject to certain transfer restrictions contained in our amended and restated certificate of incorporation. These restrictions, which are designed to minimize the likelihood of an ownership change occurring and thereby preserve our ability to utilize our loss carryforwards, are not currently operative but could become operative in the future if certain events occur and the restrictions are imposed by our board of directors. However, there can be no assurance that our board of directors would choose to impose these restrictions or that such restrictions, if imposed, would prevent an ownership change from occurring.

If we are unable to retain key employees, our ability to manage our business could be adversely affected.

Our operational results have depended, and our future results will depend, upon the retention and continued performance of our management team. Over the last twelve months, we have experienced significant changes in our management team and may experience additional changes in the future. Our ability to retain and hire new key employees for management positions could be impacted adversely by the competitive environment for management talent in the broadband communications industry. The loss of the services of key members of management and the inability or delay in hiring new key employees could adversely affect our ability to manage our business and our future operational and financial results.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our operating results.

We actively evaluate acquisitions and strategic investments in businesses, products or technologies that we believe could complement or expand our business or otherwise offer growth or cost-saving opportunities. From time to time, we may enter into letters of intent with companies with which we are negotiating potential acquisitions or investments or as to which we are conducting due diligence. Although we are currently not a party to any binding definitive agreement with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could materially decrease the amount of our available cash or require us to seek additional equity or debt financing. We may not be successful in negotiating the terms of any potential acquisition, conducting thorough due diligence, financing the acquisition or effectively integrating the acquired business, product or technology into our existing business and operations. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices, or employee or customer issues.

Additionally, in connection with any acquisitions we complete, we may not achieve the synergies or other benefits we expected to achieve, and we may incur write-downs, impairment charges or unforeseen liabilities that could negatively affect our operating results or financial position or could otherwise harm our business. Further, contemplating or completing an acquisition and integrating an acquired business, product or technology could divert management and employee time and resources from other matters.

Risks Related to Ownership Positions of Charter’s Principal Shareholders

Charter’s principal stockholders own a significant amount of Charter’s common stock, giving them influence over corporate transactions and other matters.

Members of our board of directors include directors who are also officers, directors and/or partners of our principal stockholders. Dr. John Malone is the Chairman of Liberty Media Corporation and Mr. Greg Maffei is the president and chief executive officer of Liberty Media Corporation. As of May 1, 2013, Liberty Media Corporation beneficially held approximately 27% of our Class A common stock. Liberty Media Corporation has the right to designate up to four directors as nominees for our board of directors through our 2015 annual meeting of stockholders with one designated director to be appointed to each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee. Our principal stockholders may be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate action, such as mergers and other business combination transactions should these stockholders retain a significant ownership interest in us. Our principal stockholders are not restricted from investing in, and have invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, Internet service, voice or business and financial transactions conducted through broadband interactivity and Internet services. The principal stockholders may also engage in other businesses that compete or may in the future compete with us.

The principal stockholders’ substantial influence over our management and affairs could create conflicts of interest if any of them were faced with decisions that could have different implications for them and us.

Risks Related to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.

Regulation of the cable industry has increased cable operators’ operational and administrative expenses and limited their revenues. Cable operators are subject to various laws and regulations including those covering the following:

•	the provisioning and marketing of cable equipment and compatibility with new digital technologies;

•	subscriber and employee privacy and data security;

•	limited rate regulation of video service;

•	copyright royalties for retransmitting broadcast signals;

•	when a cable system must carry a particular broadcast station and when it must first obtain retransmission consent to carry a broadcast station;

•	the provision of channel capacity to unaffiliated commercial leased access programmers;

•	limitations on our ability to enter into exclusive agreements with multiple dwelling unit complexes and control our inside wiring;

•	the provision of high-speed Internet service, including net neutrality rules;

•	the provision of voice communications;

•	cable franchise renewals and transfers; and

•	equal employment opportunity, emergency alert systems, disability access, technical standards, marketing practices, customer service, and consumer protection.

Additionally, many aspects of these laws and regulations are currently the subject of judicial proceedings and administrative or legislative proposals. In 2010, the FCC submitted its National Broadband Plan to Congress and announced its intention to initiate approximately 40 rulemakings addressing a host of issues related to the delivery of broadband services, including video, data, VoIP and other services. The broad reach of these rulemakings could ultimately impact the environment in which we operate. There are also ongoing efforts to amend or expand the federal, state, and local regulation of some of our cable systems, which may compound the regulatory risks we already face, and proposals that might make it easier for our employees to unionize. Congress and various federal agencies are now considering adoption of significant new privacy restrictions, including new restrictions on the use of personal and profiling information for behavioral advertising. In response to recent global data breaches, malicious activity and cyber threats, as well as the general increasing concerns regarding the protection of consumers’ personal information, Congress is considering the adoption of new data security and cybersecurity legislation that could result in additional network and information security requirements for our business. In the event of a data breach or cyber attack, these new laws, as well as existing legal and regulatory obligations, could require significant expenditures to remedy any such breach or attack.

Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.

Our cable systems generally operate pursuant to franchises, permits, and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, local franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a franchise while negotiating renewal terms with the local franchising authorities.

The traditional cable franchising regime has recently undergone significant change as a result of various federal and state actions. Some state franchising laws do not allow us to immediately opt into favorable statewide franchising. In many cases, state franchising laws will result in fewer franchise imposed requirements for our competitors who are new entrants than for us, until we are able to opt into the applicable state franchise.

We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisers have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable system franchises are non-exclusive. Accordingly, local and state franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

Our cable system franchises are non-exclusive. Consequently, local and state franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. In some cases, local government entities and municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. As a result, competing operators may build systems in areas in which we hold franchises.

The FCC has adopted rules that streamline entry for new competitors (particularly those affiliated with telephone companies) and reduce franchising burdens for these new entrants. At the same time, a substantial number of states have adopted new franchising laws, principally designed to streamline entry for new competitors, and often provide advantages for these new entrants that are not immediately available to existing operators.

Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.

In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. Local franchising authorities may impose new and more restrictive requirements. Local franchising authorities who are certified to regulate rates in the communities where they operate generally have the power to reduce rates and order refunds on the rates charged for basic service and equipment.

Tax legislation and administrative initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We operate cable systems in locations throughout the United States and, as a result, we are subject to the tax laws and regulations of federal, state and local governments. From time to time, various legislative and/or administrative initiatives may be proposed that could adversely affect our tax positions. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by these initiatives. As a result of state and local budget shortfalls due primarily to the recession as well as other considerations, certain states and localities have imposed or are considering imposing new or additional taxes or fees on our services or changing the methodologies or base on which certain fees and taxes are computed. Such potential changes include additional taxes or fees on our services which could impact our customers, combined reporting and other changes to general business taxes, central/unit-level assessment of property taxes and other matters that could increase our income, franchise, sales, use and/or property tax liabilities. In addition, federal, state and local tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements, or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.

Currently, rate regulation of cable systems is strictly limited to the basic service tier and associated equipment and installation activities. However, the FCC and Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or Congress will further restrict the ability of cable system operators to implement rate increases for our video services or even for our high-speed Internet and voice services. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our losses would increase.

There has been legislative and regulatory interest in requiring cable operators to offer historically combined programming services on an á la carte basis. It is possible that new marketing restrictions could be adopted in the future further affecting our preferred provisioning of services and related equipment. Such restrictions could adversely affect our operations.

Actions by pole owners might subject us to significantly increased pole attachment costs.

Pole attachments are cable wires that are attached to utility poles. Cable system attachments to investor-owned public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. In contrast, utility poles owned by municipalities or cooperatives are not subject to federal regulation and are generally exempt from state regulation. In 2011, the FCC amended its pole attachment rules to promote broadband deployment. The order (the “Order”) maintains the basic rate formula applicable to “cable” attachments in the 30 states directly subject to FCC regulation, but reduces the rate formula previously applicable to “telecommunications” attachments to make it roughly equivalent to the cable attachment rate. The Order maintains the status quo treatment of cable-provided VoIP service as an unclassified service eligible for the favorable cable pole attachment rates, but the issue has not been fully resolved by the FCC, and a change in classification could subject our pole attachment rates to the higher rates governing telecommunications attachments. The Order also allows for new penalties in certain cases involving unauthorized attachments that could result in additional costs for cable operators. The Order overall strengthens the cable industry’s ability to access investor-owned utility poles on reasonable rates, terms and conditions. Electric utilities filed Petitions for Reconsideration at the FCC and Petitions for Review in the D.C. Circuit Court of Appeals seeking to modify or overturn the FCC’s Order. Charter and other cable operators have intervened in the court proceeding in support of the FCC. The outcome of these proceedings could impact the pole attachment rates we pay utility companies.

Increasing regulation of our Internet service product could adversely affect our ability to provide new products and services.

On January 14, 2014, the D.C. Circuit Court of Appeals, in Verizon v. FCC, struck down major portions of the FCC’s 2010 “net neutrality” rules governing the operating practices of broadband Internet access providers like us. The FCC originally designed the rules to ensure an “open Internet” and included three key requirements for broadband providers: (1) a prohibition against blocking websites or other online applications; (2) a prohibition against unreasonable discrimination among Internet users or among different websites or other sources of information; and (3) a transparency requirement compelling the disclosure of network management policies. The Court struck down the first two requirements, concluding that they constitute “common carrier” restrictions that are not permissible given the FCC’s earlier decision to classify Internet access as an “information service,” rather than a “telecommunications service.” The Court upheld the FCC’s transparency requirement.

The decision affirmatively recognizes the FCC’s jurisdiction over the Internet, based on Section 706 of the Telecommunications Act of 1996. As a result, the FCC could in the future resurrect the invalidated network neutrality regulations or modify the invalidated regulations so that they restrict broadband practices, but not as rigidly as the regulations the Court just invalidated. Alternatively, the FCC (or another party) could challenge the recent court ruling by seeking rehearing en banc or Supreme Court review. Legislation in this area is also possible. The reimposition of network neutrality restrictions could adversely affect the potential development of advantageous relationships with Internet content providers. Rules or statutes increasing the regulation of our Internet services could limit our ability to efficiently manage our cable systems and respond to operational and competitive challenges.

Changes in channel carriage regulations could impose significant additional costs on us.

Cable operators also face significant regulation of their video channel carriage. We can be required to devote substantial capacity to the carriage of programming that we might not carry voluntarily, including certain local broadcast signals; local public, educational and government access (“PEG”) programming; and unaffiliated, commercial leased access programming (required channel capacity for use by persons unaffiliated with the cable operator who desire to distribute programming over a cable system). The FCC has adopted new commercial leased access rules (currently stayed while under appeal) which dramatically reduce the rate we can charge for leasing this capacity and dramatically increase our administrative burdens. Legislation has been introduced in Congress in the past that, if adopted, could impact our carriage of broadcast signals by simultaneously eliminating the cable industry’s compulsory copyright license and the retransmission consent requirements governing cable’s retransmission of broadcast signals. The FCC recently adopted changes to the rules affecting the relationship between programmers and multichannel video distributors, and is now considering additional changes. Future regulatory changes could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity, increase our programming costs, and limit our ability to offer services that would maximize our revenue potential. It is possible that other legal restraints will be adopted limiting our discretion over programming decisions.

Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.

We offer voice communications services over our broadband network and continue to develop and deploy VoIP services. The FCC has ruled that competitive telephone companies that support VoIP services, such as those we offer our customers, are entitled to interconnect with incumbent providers of traditional telecommunications services, which ensure that our VoIP services can compete in the market. The FCC has also declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of state and local regulation of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain additional authorizations. We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Telecommunications companies generally are subject to other significant regulation which could also be extended to VoIP providers. If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs. The FCC has already extended certain traditional telecommunications carrier requirements, such as E911, Universal Service fund collection, Communications Assistance for Law Enforcement Act (“CALEA”), privacy, Customer Proprietary Network Information, number porting, disability and discontinuance of service requirements to many VoIP providers such as us. In November 2011, the FCC released an order significantly changing the rules governing intercarrier compensation payments for the origination and termination of telephone traffic between carriers, including VoIP service providers like Charter. Several entities have challenged this FCC ruling in federal court, and that case is now pending before the Tenth Circuit Court of Appeals. The new rules, as they now stand, will result in a substantial decrease in intercarrier compensation payments over a multi-year period. We received intercarrier compensation of approximately $15 million and $19 million for the nine months ended September 30, 2013 and year ended December 31, 2012, respectively. The decreases over the multi-year transition will affect both the amounts that Charter pays to other carriers and the amounts that Charter receives from other carriers. The schedule and magnitude of these decreases, however, will vary depending on the nature of the carriers and the telephone traffic at issue, and the FCC implementing rulemakings. We cannot yet predict with certainty the balance of the impact on Charter’s revenues and expenses for voice services at particular times over this multi-year period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present summary financial and other data for Charter and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for each of the years in the three year period ended December 31, 2012, 2011 and 2010 (Successor Company), incorporated by reference in this prospectus, the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company), and the year ended December 31, 2008 (Predecessor Company), which have been audited by KPMG LLP, an independent registered public accounting firm, and (ii) the unaudited consolidated financial statements of Charter and its subsidiaries for the nine months ended September 30, 2013 (Successor Company) and 2012 (Successor Company), incorporated by reference in this prospectus. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes.

	Predecessor		Successor
	Year Ended December 31,	Eleven Months Ended November 30,	One Month Ended December 31,	Year Ended December 31,			Nine Months Ended September 30,
	2008(a)	2009	2009	2010	2011	2012	2012	2013
Statement of Operations Data:
Revenues	$6,479	$6,183	$572	$7,059	$7,204	$7,504	$5,591	$6,007
Income (loss) from operations	$(614)	$(1,063)	$84	$1,024	$1,041	$916	$710	$679
Interest expense, net	$(1,905)	$(1,020)	$(68)	$(877)	$(963)	$(907)	$(691)	$(635)
Income (loss) before income taxes	$(2,550)	$9,748	$10	$58	$(70)	$(47)	$(56)	$(84)
Net income (loss)—Charter shareholders	$(2,451)	$11,364	$2	$(237)	$(369)	$(304)	$(264)	$(208)
Basic earnings (loss) per common share	$(6.56)	$30.00	$0.02	$(2.09)	$(3.39)	$(3.05)	$(2.65)	$(2.05)
Diluted earnings (loss) per common share	$(6.56)	$12.61	$0.02	$(2.09)	$(3.39)	$(3.05)	$(2.65)	$(2.05)
Weighted-average shares outstanding, basic	373,464,920	378,784,231	112,078,089	113,138,461	108,948,554	99,657,989	99,542,021	101,293,696
Weighted-average shares outstanding, diluted	373,464,920	902,067,116	114,346,861	113,138,461	108,948,554	99,657,989	99,542,021	101,293,696

Balance Sheet Data (end of period):
Investment in cable properties	$12,448		$15,391	$15,027	$14,843	$14,870	$14,891	$16,471
Total assets	$13,882		$16,658	$15,737	$15,601	$15,599	$16,497	$17,250
Total debt (including debt subject to compromise)	$21,666		$13,322	$12,306	$12,856	$12,808	$13,690	$14,306
Charter shareholders equity (deficit)	$(10,506)		$1,916	$1,478	$409	$149	$173	$61

(a)	Year ended December 31, 2008 has been restated to reflect the retrospective application of accounting guidance for convertible debt with cash settlement features.

Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us including the acquisition of Bresnan Broadband Holdings, LLC in July 2013. Upon our emergence from bankruptcy, we adopted fresh start accounting. This resulted in us becoming a new entity on December 1, 2009, with a new capital structure, a new accounting basis in the identifiable assets and liabilities assumed and no retained earnings or accumulated losses. Accordingly, the consolidated financial statements on or after December 1, 2009 are not comparable to the consolidated financial statements prior to that date. The financial statements for the periods ended prior to November 30, 2009 do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General. We issued the original notes on March 14, 2013 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

In connection with the sale of original notes, certain holders of the original notes became entitled to the benefits of the exchange and registration rights agreement, dated March 14, 2013, among us and the purchasers.

Under the exchange and registration rights agreement, we became obligated to file a registration statement in connection with an exchange offer and to use our reasonable best efforts to have the exchange offer registration statement declared effective as soon as practicable following March 14, 2013. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the exchange and registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all original notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This is true as long as the new notes are acquired in the ordinary course of the holders’ business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “—Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer.

Expiration Date; Extensions; Amendment. We will keep the exchange offer open for not less than 21 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right

(a) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to affect such tender for such holders.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution”, unless the original notes are tendered:

(a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(b) for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name or names of the registered holder or holders appear on the original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to:

(a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offers in accordance with the terms of the registration rights agreement; and

(b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things,

(a) the new notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business of such holder or other person;

(b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes;

(c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes; and

(d) such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act of 1933, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offers, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent as its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

(b) identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

(c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offers before the expiration date, if the exchange offers violate any applicable law or interpretation by the staff of the Securities and Exchange Commission.

If we determine in our reasonable discretion that the foregoing condition exists, we may:

(1) refuse to accept any original notes and return all tendered original notes to the tendering holders;

(2) extend the exchange offers and retain all original notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

(3) waive such condition, if permissible, with respect to the exchange offers and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offers, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offers as required by applicable law.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. Completed letters of transmittal and any other documents required in connection with surrenders of original notes for conversion should be directed to The Bank of New York Mellon Trust Company, N.A. addressed as follows:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, N.Y. 13057

Attn: Christopher Landers

For Information by:

Telephone: (315) 414-3362

Fax: (732) 667-9408

Information Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any requests for assistance in connection with the exchange offer or for additional copies of this prospectus or related materials should be directed to the information agent at the address set forth on the back cover of this prospectus.

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent and information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with providing such services.

The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York Mellon Trust Company, N.A. as exchange and information agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

•	to us, upon redemption of these notes or otherwise,

•	so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

•	in accordance with Rule 144 under the Securities Act of 1933, or under another exemption from the registration requirements of the Securities Act of 1933, and based upon an opinion of counsel reasonably acceptable to us,

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933, or

•	under an effective registration statement under the Securities Act of 1933,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act of 1933.

Other

Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

DESCRIPTION OF NOTES

On March 14, 2013, the Issuers issued $500 million in aggregate principal amount of 5.25% Senior Notes due 2021 and $500 million in aggregate principal amount of 5.75% Senior Notes due 2023 (collectively, the “original notes”) pursuant to an indenture, dated as of May 10, 2011, by and among the Issuers, Charter Communications, Inc., as guarantor, and The Bank of New York Mellon Trust Company, N. A., as Trustee, as supplemented (the “Indenture”).

This description of notes relates to the 5.250% senior notes due 2021 (the “2021 Notes”) and the 5.750% Senior Notes due 2023 (the “2023 Notes” and together with the 2021 Notes, the “Notes”) of CCO Holdings, LLC and CCO Holdings Capital Corp. to be issued hereby in exchange for the original notes. The 2021 Notes, on the one hand, and the 2023 Notes, on the other hand, are sometimes each referred to herein as a “series” of Notes. In this section, we refer to CCO Holdings, LLC and CCO Holdings Capital Corp., which are the co-obligors with respect to the Notes, as the “Issuers,” and we sometimes refer to them each as an “Issuer.” We may also refer to CCO Holdings, LLC as “CCO Holdings” and Charter Communications, Inc., which is the guarantor of the Notes, as “CCI.” Such references do not include any subsidiaries of such entities. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”

The Notes will be issued pursuant to the Indenture under which the Issuers previously issued the original notes. The Notes will be issued on terms substantially identical to those of the originals notes and vote together as a single class on any matter submitted to note holders. The Notes offered hereby have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. You will not be entitled to any exchange rights with respect to the Notes. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture with respect to the Notes. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the respective Notes. Copies of the Indenture are available as set forth under “—Additional Information.”

Brief Description of the Notes

The Notes are:

•	general unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•	equal in right of payment to our existing senior notes and any future unsubordinated, unsecured Indebtedness of the Issuers;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the Charter Operating credit facilities; and

•	guaranteed on a senior unsecured basis by CCI (which guarantee is structurally junior to all Indebtedness and liabilities of all of CCI’s Subsidiaries).

Under the circumstances described below under “—Certain Covenants—Investments,” CCO Holdings will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The 2021 Notes will mature on March 15, 2021 and the 2023 Notes will mature on September 1, 2023.

Interest on the 2021 Notes will accrue at the rate of 5.250% per annum and interest on the 2023 Notes will accrue at the rate of 5.750% per annum. Interest on the Notes will accrue from the Issue Date. Interest on the 2021 Notes will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2013. Interest on the 2023 Notes will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional Notes under the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes include the Notes issued on the Issue Date and any Additional Notes subsequently issued under the Indenture.

Optional Redemption

At any time prior to March 15, 2016, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the 2021 Notes at a redemption price equal to 105.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1)	at least 65% of the aggregate principal amount of the 2021 Notes (including the 2021 Notes offered hereby and Additional Notes of such series) remain outstanding immediately after the occurrence of such redemption (excluding 2021 Notes held by the Issuers and their Subsidiaries), and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time and from time to time prior to March 15, 2016, the Issuers may redeem the outstanding 2021 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to the redemption date, plus the Make-Whole Premium.

On or after March 15, 2016, the Issuers may redeem all or a part of the 2021 Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount of the 2021 Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2016	103.938%
2017	102.625%
2018	101.313%
2019 and thereafter	100.000%

At any time prior to March 1, 2016, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the 2023 Notes at a redemption price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1)	at least 65% of the aggregate principal amount of the 2023 Notes (including the 2023 Notes offered hereby and Additional Notes of such series) remain outstanding immediately after the occurrence of such redemption (excluding 2023 Notes held by the Issuers and their Subsidiaries), and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time and from time to time prior to March 1, 2018, the Issuers may redeem the outstanding 2023 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such 2023 Notes to the redemption date, plus the Make-Whole Premium.

On or after March 1, 2018, the Issuers may redeem all or a part of the 2023 Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount of the 2023 Notes) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2018	102.875%
2019	101.917%
2020	100.958%
2021 and thereafter	100.000%

Any redemption or notice of any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering, issuance of Indebtedness, or other corporate transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

Repurchase at the Option of Holders

Change of Control

If a Change of Control Triggering Event occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within ten days following any Change of Control Triggering Event, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Issuers purchase all of the notes held by such holders, the Issuers will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) and (y) the Notes do not have an Investment Grade Rating from either Rating Agency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control and (b) the occurrence of a Change of Control and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

Asset Sales

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CCO Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of CCO Holdings; and

(3) at least 75% of the consideration therefor received by CCO Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on CCO Holdings’ or such Restricted Subsidiary’s most recent balance sheet) of CCO Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCO Holdings or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CCO Holdings or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 180 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion);

(c) Productive Assets; and

(d) any Designated Noncash Consideration received by the Issuers or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of $500 million and 3.0% of Total Assets, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCO Holdings or a Restricted Subsidiary of CCO Holdings may apply such Net Proceeds at its option:

(1) to repay or otherwise retire debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCO Holdings (other than Indebtedness represented solely by a guarantee of a Restricted Subsidiary of CCO Holdings); or

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which CCO Holdings or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CCO Holdings will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is of equal priority with the Notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the subject Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of Notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Notes and such other Indebtedness of equal priority to be purchased on a pro rata basis.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCO Holdings or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

If less than all of the Notes of either series are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if such Notes are listed, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if such Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem appropriate.

No Notes of $2,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth in this section are summaries of certain covenants contained in the Indenture.

During any period of time that (a) the Notes of a series have Investment Grade Rating from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, CCO Holdings and the Restricted Subsidiaries of CCO Holdings will not be subject to the provisions of the Indenture with respect to such Notes described under:

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Restricted Payments,”

•	“—Investments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	clause (D) of the first paragraph of “—Merger, Consolidation or Sale of Assets,” and

•	“—Transactions with Affiliates.”

If CCO Holdings and its Restricted Subsidiaries are not subject to these covenants with respect to the Notes of a series for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to such Notes below the required Investment Grade Ratings, or a Default or Event of Default occurs and is continuing with respect to the Notes of such series, then CCO Holdings and its Restricted Subsidiaries will thereafter again be subject to these covenants with respect to the Notes of such series. The ability of CCO Holdings and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments with respect to the Notes of such series had been in effect during the entire period of time from the Issue Date.

Restricted Payments

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A) declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCO Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCO Holdings or (y), in the case of CCO Holdings and its Restricted Subsidiaries, to CCO Holdings or a Restricted Subsidiary thereof);

(B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) any Equity Interests of CCO Holdings or any direct or indirect Parent of CCO Holdings or any Restricted Subsidiary of CCO Holdings (other than, in the case of CCO Holdings and their Restricted Subsidiaries, any such Equity Interests owned by CCO Holdings or any of its Restricted Subsidiaries); or

(C) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCO Holdings (other than intercompany indebtedness among CCO Holdings and its Restricted Subsidiaries permitted to be incurred under the indenture) that is subordinated to the Notes of the applicable series, except a payment of interest or principal at the Stated Maturity thereof

(all such payments and other actions set forth in clauses (A) through (C) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(2) CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCO Holdings and its Restricted Subsidiaries from and after April 1, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (12) of the next succeeding paragraph and made on or after April 1, 2010), shall not exceed, at the date of determination, the sum of:

(a) an amount equal to 100% of the Consolidated EBITDA of CCO Holdings for the period beginning on the first day of the fiscal quarter commencing April 1, 2010 to the end of CCO Holdings’ most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCO Holdings for such period, plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds (reduced for purpose of this clause by (A) any amount of such Capital Stock Sale Proceeds (i) used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments,” (ii) applied to make a Restricted Payment pursuant to clause (2) or sub-clause (y)(2) of clause (9) below, or (iii) relied upon for purposes of incurring Contribution Indebtedness and (B) the amount of Restricted Payments made pursuant to sub-clause (A)(i), (B) or (C) of clause (8) and sub-clause (y)(1) of clause (9) below, in each case, by an amount not to exceed the amount of Capital Stock Sale Proceeds from any Charter Subsidiary Refinancing Indebtedness or Charter Parent Refinancing Indebtedness) plus

(c) $2,000 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCO Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCO Holdings) of Equity Interests of CCO Holdings (other than Disqualified Stock);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCO Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of CCO Holdings to pay federal, state or local income tax liabilities that arise solely from income of CCO Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period being attributable to them;

(5) the payment of any dividend by a Restricted Subsidiary of CCO Holdings to the holders of its Equity Interests on a pro rata basis;

(6) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCO Holdings or a Parent of CCO Holdings held by any member of CCO Holdings’ or such Parent’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCO Holdings or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(7) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8)(A) additional Restricted Payments directly or indirectly to any Parent (i) for the purpose of enabling any Parent to pay interest when due on Indebtedness under any Charter Parent Refinancing Indebtedness or (ii) so long as no Default has occurred and is continuing and CCO Holdings would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” consisting of dividends or distributions to the extent required to enable any Charter Parent Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by any Parent in connection therewith); (B) so long as no Default has occurred and is continuing, Restricted Payments used to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Parent Refinancing Indebtedness or consisting of purchases, redemptions or other acquisitions by CCO Holdings or its Restricted Subsidiaries of Indebtedness under any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith) and the distribution, loan or investment to any Parent of Indebtedness so purchased, redeemed or acquired, or (C) Restricted Payments for the purpose of enabling any Parent to (i) pay interest when due on Indebtedness under any Charter Subsidiary Refinancing Indebtedness or (ii) to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Subsidiary Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith);

(9) Restricted Payments directly or indirectly to any Parent regardless of whether a Default exists (other than an Event of Default under paragraph (1), (2), (7) or (8) of the section described under “—Events of Default and Remedies”), for the purpose of enabling such Person (A) to pay interest on and (B) so long as CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least

$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire, in each case, Indebtedness of such Parent (x) which is not held by another Parent and (y) to the extent that the net cash proceeds of such Indebtedness are or were used for the (1) payment of interest or principal (or premium) on any Indebtedness of a Parent (including (A) by way of a tender, redemption or prepayment of such Indebtedness and (B) amounts set aside to prefund any such payment), direct or indirect (including by way of a contribution of property and/or assets purchased with such net cash proceeds) Investment in CCO Holdings or any of its Restricted Subsidiaries or payment of amounts that would be permitted to be paid by way of a Restricted Payment under clause (10) immediately below (including the expenses of any exchange transaction);

(10) Restricted Payments directly or indirectly to any Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with Credit Facilities) actually incurred in connection with any issuance, sale or incurrence by such Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, or (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose;

(11) the redemption, repurchase, retirement or other acquisition of any Equity Interests of CCO Holdings or Indebtedness of the Issuers or any Equity Interests of any direct or indirect parent of CCO Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to an Issuer or a Restricted Subsidiary) of, Equity Interests of CCO Holdings or any direct or indirect parent of CCO Holdings (in each case, other than any Disqualified Stock);

(12) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuers or any Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13) so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (13) not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCO Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCO Holdings, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment other than in the form of cash having a fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment, when made, met the criteria of more than one of the categories described in clauses (1) through (13) above, or was permitted pursuant to the first paragraph of “—Restricted Payments”, the Issuers will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant “—Restricted Payments.”

Investments

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	make any Restricted Investment; or

(2)	allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a)	no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)	CCO Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCO Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCO Holdings or any of its Restricted Subsidiaries may incur Indebtedness or CCO Holdings may issue Disqualified Stock and Restricted Subsidiaries may issue Preferred Stock if the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries would have been not greater than 6.0 to 1.0 and in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by CCO Holdings and its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCO Holdings and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCO Holdings and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $1.5 billion;

(2) the incurrence by CCO Holdings and its Restricted Subsidiaries of Existing Indebtedness (including Indebtedness outstanding under Credit Facilities on the Issue Date);

(3) the incurrence on the Issue Date by CCO Holdings and its Restricted Subsidiaries of Indebtedness represented by the Notes and any exchange notes issued pursuant to the registration rights agreement (other than any Additional Notes);

(4) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCO Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $300 million and (ii) 5% of Consolidated Net Tangible Assets at any time outstanding pursuant to this clause (4);

(5) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3), (9) or (12) of this paragraph;

(6) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCO Holdings and any of its Restricted Subsidiaries; provided that:

(a)	if CCO Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCO Holdings or a Restricted Subsidiary of CCO Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCO Holdings or a Restricted Subsidiary of CCO Holdings, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(8) the guarantee by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) Acquired Debt or Disqualified Stock of a Person that becomes, or is merged into, a Restricted Subsidiary or any Issuer; provided, however, that after giving pro forma effect thereto as if such acquisition or merger had been made at the beginning of the applicable quarter period, the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries is equal to or less than immediately prior to such transaction;

(10) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount at any time outstanding under this clause (10), not to exceed the greater of (i) $300 million and (ii) 5% of Consolidated Net Tangible Assets;

(11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting;

(12) Contribution Indebtedness;

(13) Indebtedness arising from agreements of any Issuer or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(14) Indebtedness from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 business days of its incurrence.

In the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers, in their sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or the first paragraph of this covenant. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any category of permitted Indebtedness described in clauses (1) through (14) above or pursuant to the first paragraph of this covenant so long as such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred pursuant to such provision at the time of reclassification. At the time of incurrence, the Issuers will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described above.

Liens

The Indenture will provide that CCO Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of CCO Holdings, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCO Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to CCO Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCO Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to CCO Holdings or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to CCO Holdings or any of its Restricted Subsidiaries. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	Existing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under any of the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, as in effect on the Issue Date;

(2)	the Indenture and the Notes and any exchange notes issued pursuant to the registration rights agreement;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by CCO Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of CCO Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are no more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities as in effect on the Issue Date;

(13)	restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCO Holdings determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the Notes; and

(14)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, not materially more restrictive taken as a whole with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A)	either:

(i)	such Issuer is the surviving Person; or

(ii)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes;

(B)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C)	immediately after such transaction no Default or Event of Default exists; and

(D)	such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the most recently ended fiscal quarter,

(x)	be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(y)	have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, CCO Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among CCO Holdings and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms, taken as a whole, that are no less favorable to CCO Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCO Holdings or such Restricted Subsidiary with an unrelated Person; and

(2)	CCO Holdings delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $25 million, a resolution of the Board of Directors of CCO Holdings or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $100 million, an opinion as to the fairness to CCO Holdings of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any existing employment agreement entered into by CCO Holdings or any of its Subsidiaries and any employment agreement entered into by CCO Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among CCO Holdings and/or its Restricted Subsidiaries;

(3)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCO Holdings, and customary indemnification and insurance arrangements in favor of directors and officers, regardless of affiliation with CCO Holdings or any of its Restricted Subsidiaries;

(4)	payment of Management Fees;

(5)	Restricted Payments that are permitted by the provisions of the covenant described above under the caption “—Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “—Investments”;

(6)	Permitted Investments;

(7)	transactions pursuant to, and the performance of, agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments complied with the applicable provisions of the first paragraph of this covenant;

(8)	the assignment and assumption of contracts (which contracts are entered into prior to the Issue Date on an arms-length basis in the ordinary course of business of the relevant Parent), reasonably related to the business of CCO Holdings and the assignment and assumption of which would not result in the incurrence of any Indebtedness by CCO Holdings or any Restricted Subsidiary to a Restricted Subsidiary by a Parent;

(9)	transactions with a Person that is an Affiliate solely as a result of the fact that CCO Holdings or a Restricted Subsidiary controls or otherwise owns Equity Interests of such Person;

(10)	equity contributions in, and the issuance of Equity Interests of, CCO Holdings; and

(11)	any (x) purchases of any class of Indebtedness from, or lending of any class of Indebtedness to, CCO Holdings or any of its Restricted Subsidiaries so long as the amount of Indebtedness of such class purchased or loaned by such Affiliates does not exceed 25% of the applicable class of Indebtedness offered to non-Affiliate investors generally and (y) repurchases, redemptions or other retirements for value by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of CCO Holdings so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally and Affiliates hold no more than 25% of such class of Indebtedness.

Limitations on Issuances of Guarantees of Indebtedness

CCO Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of CCO Holdings, except in respect of the Credit Facilities of CCO Holdings (the “Guaranteed Indebtedness”), unless

(1)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Notes by such Restricted Subsidiary, and

(2)	until one year after all the Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCO Holdings or any other Restricted Subsidiary of CCO Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

If any guarantor is released from its obligations on Guaranteed Indebtedness it shall be automatically released from its obligation with respect to its Guarantee of the Notes.

Reports

Whether or not required by the Securities and Exchange Commission, so long as any Notes are outstanding, the Issuers will furnish to the holders of the Notes, within the time periods specified in the Securities and Exchange Commission’s rules and regulations:

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCO Holdings by its independent public accountants; and

(2)	all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Issuers were required to file such reports.

If CCO Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCO Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCO Holdings.

Notwithstanding anything to the contrary set forth above, for so long as the Issuers are direct or indirect wholly-owned subsidiaries of CCI, if CCI has furnished the holders of Notes and filed electronically with the Securities and Exchange Commission, the reports described in the preceding paragraphs with respect to CCI (including any consolidating financial information required by Regulation S-X relating to the Issuers), the Issuers shall be deemed to be in compliance with the provisions of this covenant.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the Notes of a series:

(1)	default for 30 consecutive days in the payment when due of interest on the Notes of such series;

(2)	default in payment when due of the principal of or premium, if any, on the Notes of such series;

(3)	failure by CCO Holdings or any of its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” with respect to the Notes of such series;

(4)	failure by CCO Holdings or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to CCO Holdings by the trustee or to CCO Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the Notes of such series outstanding to comply with any of their other covenants or agreements in the Indenture with respect to the Notes of such series;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCO Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCO Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6)	failure by CCO Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	CCO Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)	makes a general assignment for the benefit of its creditors; or

(8)	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a)	is for relief against CCO Holdings or any of its Significant Subsidiaries in an involuntary case;

(b)	appoints a custodian of CCO Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of CCO Holdings or any of its Significant Subsidiaries; or

(c)	orders the liquidation of CCO Holdings or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCO Holdings, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the Notes of such series, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes of such series may declare the Notes of such series to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding of a series Notes may direct the trustee in its exercise of any trust or power with respect to such series of Notes. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest on the Notes) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the Notes of a series then outstanding by notice to the trustee may on behalf of the holders of all of the Notes of such series waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the Notes of such series.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No director, officer, employee or incorporator of the Issuers or CCI, as such, and no member or stockholder of the Issuers or CCI, as such, shall have any liability for any obligations of the Issuers or CCI under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding Notes of a series (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes of such series receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the Notes of such series concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture for the benefit of the holders of Notes of a series (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes of a series:

(1)	the Issuers must irrevocably deposit or cause to be deposited with the trustee, in trust, for the benefit of the holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are expected to be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a)	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default under the Indenture shall have occurred and be continuing with respect to the Notes of such series;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes of such series over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all applicable Notes of the applicable series not theretofore delivered to the trustee for cancellation

(a)	have become due and payable or

(b)	will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided below, the Indenture as it relates to the Notes of a series or Notes of a series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding of such series of Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes. Any existing Default or compliance with any provision of the Indenture or the Notes of a series (other than any provision relating to the right of any holder of a Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the Note, on or after the scheduled due dates expressed in the Notes) may be waived, including by way of amendment, with the consent of the holders of a majority in aggregate principal amount of the then outstanding of such series of Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes of such series or an exchange offer for Notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the payment provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or extend the time for payment of interest on any Note;

(4)	waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers and the trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for or confirm the issuance of Additional Notes;

(3)	to provide for the assumption of the Issuers’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law;

(6)	to conform the Indenture or the Notes to this “Description of Notes”; or

(7)	to issue exchange notes and related guarantees pursuant to the registration rights agreement.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee on behalf of the holders of Notes of such series, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this offering memorandum may obtain a copy of the Indenture without charge by writing to the Issuers at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901, Attention: Corporate Secretary.

Book-Entry; Delivery and Form

The certificates representing the Notes will be issued in fully registered form without interest coupons. The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Rule 144A Notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Rule 144A Global Notes, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note whether before, on or after such time, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

The Global Notes (and any Notes issued in exchange therefore) will be subject to certain restrictions on transfer set forth therein and in the indenture and will bear the legend regarding such restrictions set forth under the heading “Notice to Investors” herein. Subject to such restrictions, QIBs or non-U.S. purchasers may elect to take physical delivery of their certificates (each a “Certificated Security”) instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “Non-Global Purchasers”). Upon the transfer to a QIB of any Certificated Security initially issued to a Non- Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Notes. For a description of the restrictions on transfer of Certificated Securities and any interest in the Global Notes, see “Notice to Investors.”

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Notes.

Payments of the principal of, premium (if any) and interest (including Additional Interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including Additional Interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors.”

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days.

Same-Day Settlement and Payment

Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Notes in certificated form, the Issuers will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. “Additional Notes” means additional Notes of either series.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Acquisition” means

(a)	an Investment by CCO Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCO Holdings or any of its Restricted Subsidiaries or shall be merged with or into CCO Holdings or any of its Restricted Subsidiaries, or

(b)	the acquisition by CCO Holdings or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business consistent with applicable past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary of CCO Holdings or the sale of Equity Interests in any Restricted Subsidiary of CCO Holdings.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that:

(a)	involves assets having a fair market value of less than $100 million; or

(b)	results in net proceeds to CCO Holdings and its Restricted Subsidiaries of less than $100 million;

(2)	a transfer of assets between or among CCO Holdings and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of CCO Holdings to CCO Holdings or to another Wholly Owned Restricted Subsidiary of CCO Holdings;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Investments” or a Permitted Investment;

(5)	the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure;

(6)	any disposition of cash or Cash Equivalents;

(7)	any surrender or waiver of contract rights or settlement, including, without limitation with respect to Hedging Obligations;

(8)	like-kind property exchanges under Section 1031 of the Internal Revenue Code; (9) non-exclusive licenses of intellectual property; and

(11)	any sale or disposition of inventory or accounts receivable in the ordinary course of business.

“Attributable Debt” means, with respect to a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction that is entered into by any Issuer or any of their Restricted Subsidiaries (and not including, for the avoidance of doubt, any sale and leaseback transaction entered into by any Person prior to being merged into, being acquired by, or whose assets are being acquired by, any Issuer or any of their Restricted Subsidiaries), including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the board of directors or comparable governing body of CCI or if so specified CCO Holdings, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.

“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

“Capital Corp.” means, CCO Holdings Capital Corp., a Delaware corporation, and any successor Person thereto.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds) received by CCO Holdings or its Restricted Subsidiaries from and after April 1, 2010, in each case

(x)	as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCO Holdings) of any Parent or CCO Holdings after April 1, 2010, or

(y)	from the issue or sale of Disqualified Stock, debt securities or other Indebtedness of CCO Holdings that has been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock, debt securities or other Indebtedness) sold to a Subsidiary of CCO Holdings).

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof ( provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6)	corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7)	auction-rate Preferred Stocks of any corporation maturing not later than 90 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8)	securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9)	money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto. “CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto. “CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto. “CCO” means Charter Communications Operating, LLC, a Delaware corporation and any successor Person thereto.

“CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Parent, CCO Holdings or a Restricted Subsidiary.

(2)	the adoption of a plan relating to the liquidation or dissolution of CCO Holdings or a Parent (except the liquidation of any Parent into any other Parent);

(3)	the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” (as defined above) other than a Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCO Holdings or a Parent, measured by voting power rather than the number of shares; or

(4)	after the Issue Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors.

“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Parent Refinancing Indebtedness” means any Indebtedness of a Parent issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCH II or any of its Subsidiaries or which refinances such Indebtedness; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Charter Parent Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith);

(2)	such Charter Parent Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)	is classified as such by CCO Holdings.

“Charter Subsidiary Refinancing Indebtedness” means any Indebtedness of a Parent issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCO Holdings or any of its Subsidiaries or which refinances such Indebtedness; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Charter Subsidiary Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2)	such Charter Subsidiary Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Consolidated EBITDA” means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

(1)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries;

(2)	income taxes;

(3)	depreciation expense;

(4)	amortization expense;

(5)	asset impairments or write-downs or write-offs;

(6)	all other non-cash items, extraordinary items, non-recurring and unusual items (including any restructuring charges, costs and expenses and charges, costs and expenses related to litigation settlements or judgments and/or charges, costs and expenses related to asset acquisitions and dispositions) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, non-recurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(7)	amounts actually paid during such period pursuant to a deferred compensation plan;

(8)	any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness;

(9)	all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes;

(10)	all costs, expenses and fees related to the issuance of the Notes; and

(11)	for purposes of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” only, Management Fees; provided that Consolidated EBITDA shall not include:

(w)	the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

(i)	with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii)	with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(x)	solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption “—Certain Covenants—Restricted Payments” (and in such case, except to the extent includable pursuant to clause above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries;

(y)	solely for purposes of clause (3) of the first paragraph of the covenant under the caption “—Certain Covenants—Restricted Payments,” the net income of any Restricted Subsidiary of

CCO Holdings to the extent that the payment of dividends or similar distributions by such Restricted Subsidiary of such net income is restricted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided, that the net income of such Restricted Subsidiary shall be increased by the amount of dividends or other distributions or payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein; and

(z)	effects of any fresh start accounting adjustments.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)	the total amount of outstanding Indebtedness and Attributable Debt of such Person and its Restricted Subsidiaries, plus

(2)	the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3)	the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non- cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of CCO Holdings and the Restricted Subsidiaries less the sum of (1) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of CCO Holdings and the Restricted Subsidiaries as at the end of the most recent ended fiscal quarter for which financial statements have been delivered pursuant to the indenture, determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCO Holdings or CCI or the board of directors of any other Parent who:

(1)	was a member of the Board of Directors of CCO Holdings or CCI, or as applicable, of the board of directors of such other Parent on the Issue Date; or

(2)	was nominated for election or elected to the Board of Directors of CCO Holdings or CCI, or as applicable, of the board of directors of such other Parent, with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCO Holdings or CCI, or as applicable, of the board of directors of such other Parent at the time of such nomination or election or whose election or appointment was previously so approved.

“Contribution Indebtedness” means Indebtedness or Disqualified Stock of CCO Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock or any cash contribution by an Issuer or a Restricted Subsidiary) made to the capital of CCO Holdings or a Restricted Subsidiary after the Issue Date (whether through the issuance of Capital Stock or otherwise); provided that such Contribution Indebtedness is incurred within 180 days after the making of the related cash contribution.

“Credit Facilities” means, with respect to CCO Holdings and/or its Restricted Subsidiaries, and with respect to any other entity as the context requires, one or more debt facilities (including indentures), in each case with banks, lenders or noteholders (other than a Parent of the Issuers) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) letters of credit, notes, guarantees, and commercial paper in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided , that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which the Notes are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCO Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCO Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public issuance of Qualified Capital Stock of CCO Holdings or a Parent of which the gross proceeds to CCO Holdings or received by CCO Holdings as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million.

“Existing Indebtedness” means Indebtedness of CCO Holdings and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“GAAP” means generally accepted accounting principles in the United States which are in effect on September 27, 2010. At any time after the Issue Date, the Issuers may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided , further , that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee.

“Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	interest rate option agreements, foreign currency exchange agreements, foreign currency swapagreements; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property due more than six months after the property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6)	represented by Hedging Obligations only to the extent an amount is then owed and is payable pursuant to the terms of such Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than (x) in the case of Moody’s, Baa3 (or the equivalent), (y) in the case of S&P, BBB—(or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clause (x) and (y).

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date Notes are first issued under the Indenture.

“Leverage Ratio” means, as to CCO Holdings, as of any date, the ratio of:

(1)	the Consolidated Indebtedness for borrowed money (less unrestricted cash and Cash Equivalents) of CCO Holdings on such date to

(2)	the aggregate amount of Consolidated EBITDA for CCO Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the “Reference Period”).

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1)	the issuance of the Notes;

(2)	the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period;

(3)	any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Securities and Exchange Commission) had occurred on the first day of the Reference Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Make-Whole Premium” means, with respect to a Note at any redemption date, the greater of:

(i)	1.0% of the principal amount of such Note; and

(ii)	the excess of:

(1)	the present value at such redemption date of (A) the redemption price of such Note on (x) in the case of the 2021 Notes, March 15, 2016 and (y) in the case of the 2023 Notes, March 1, 2018 (with such redemption prices being those described in the applicable table under “—Optional Redemption”) plus (B) all required remaining scheduled interest payments due on such Note through (x) in the case of the 2021 Notes, March 15, 2016 and (y) in the case of the 2023 Notes, March 1, 2018, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over

(2)	the principal amount of such Note on such Redemption Date.

“Management Fees” means the fees payable to CCI or any other Parent pursuant to the management and mutual services agreements between any Parent of CCO Holdings and/or Charter Communications Operating, LLC and between any Parent of CCO Holdings and other Restricted Subsidiaries of CCO Holdings and pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided , that any such new agreements or amendments or replacements of existing agreements is not more disadvantageous to the holders of the Notes in any material respect than such management agreements existing on the Issue Date; and further provided , that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by CCO Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither CCO Holdings nor any of its Restricted Subsidiaries

(a)	provides any undertaking, agreement or instrument that would constitute Indebtedness;

(b)	is directly or indirectly liable as a guarantor or otherwise; or

(c)	constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of CCO Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCO Holdings or any of its Restricted Subsidiaries;

in each case, except to the extent permitted by the covenant described under “—Certain Covenants—Investments” calculated at the time of the making of such Investment.

“Parent” means CCH II, CCH I, Charter Holdings, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCO Holdings, and any successor Person to any of the foregoing. For purposes of the second paragraph “—Certain Covenants—Restricted Payments”, the term “Parent” shall include any corporate co-obligor if such Parent is a limited liability company or other association not taxed as a corporation.

“Permitted Investments” means:

(1)	any Investment in CCO Holdings or by CCO Holdings in CCO Holdings or in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCO Holdings in CCO Holdings or in another Restricted Subsidiary of CCO Holdings;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by CCO Holdings or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of CCO Holdings; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCO Holdings or a Restricted Subsidiary of CCO Holdings;

(4)	any Investment made as a result of the receipt of non-cash consideration from any Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment made out of the net cash proceeds of the issue and sale after the Issue Date (other than to a Subsidiary of CCO Holdings) of Equity Interests (other than Disqualified Stock) of CCO Holdings (or cash contributions to the equity capital of CCO Holdings) to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “—Certain Covenants—Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6)	other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCO Holdings and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $1.1 billion (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7)	Investments in customers and suppliers in the ordinary course of business which either

(A)	generate accounts receivable, or

(B)	are accepted in settlement of bona fide disputes;

(8)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into CCO Holdings or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(9)	any Investment (other than an Investment in a Restricted Subsidiary) existing or pursuant to agreements or arrangements in effect, on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(10)	Investments received as a result of a bankruptcy, workout, reorganization or recapitalization of customers or suppliers;

(11)	as a result of a foreclosure by CCO Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)	any Investment represented by Hedging Obligations not entered into for speculative purposes;

(13)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business or to finance the purchase of Equity Interests of CCO Holdings or any Parent and in an amount not to exceed $25.0 million at any one time outstanding;

(14)	Investments the payment for which consists of Equity Interests of CCO Holdings or any Parent (exclusive of Disqualified Stock of CCO Holdings);

(15)	Guarantees of Indebtedness permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(17)	Investments consisting of the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(18)	the creation of Liens on the assets of CCO Holdings or any of its Restricted Subsidiaries in compliance with “—Certain Covenants—Liens”;

(19)	Investments consisting of earnest money deposits acquired in connection with a purchase agreement or other acquisitions to the extent not otherwise prohibited under the Indenture; and

(20)	Without duplication of amounts that otherwise increased the amount available under one or more of the foregoing categories of Permitted Investments, investments made from the proceeds from any dividend or distribution by an Unrestricted Subsidiary to CCO Holdings or any of its Restricted Subsidiaries.

“Permitted Liens” means:

(1)	Liens on the assets of a Restricted Subsidiary of CCO Holdings securing Indebtedness and other obligations under any of the Credit Facilities of such Restricted Subsidiary;

(2)	Liens in favor of CCO Holdings;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCO Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCO Holdings;

(4)	Liens on property existing at the time of acquisition thereof by CCO Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CCO Holdings upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(a)	such mortgage or lien does not extend to or cover any of the assets of CCO Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b)	such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(7)	Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(12)	easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCO Holdings or any of its Restricted Subsidiaries;

(13)	Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(14)	Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(15)	Liens arising from the rendering of a final judgment or order against CCO Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(16)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17)	Liens encumbering customary initial deposits and margin deposits, and other Liens, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCO Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(18)	Liens consisting of any interest or title of licensor in the property subject to a license; (19) Liens on the Capital Stock of Unrestricted Subsidiaries;

(20)	Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(21)	Liens incurred with respect to obligations which in the aggregate do not exceed the greater of (i) $50 million or (ii) 1.0% of Consolidated Net Tangible Assets at any one time outstanding;

(21)	Liens in favor of the trustee arising under the Indentures and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(22)	with respect to the Notes of a series, Liens in favor of the trustee for its benefit and the benefit of holders of the Notes of such series, as their respective interests appear; and

(23)	Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCO Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the Indenture, no Indebtedness of any Restricted Subsidiary (other than for the avoidance of doubt a corporate co-issuer whose primary purpose is to act as a co-issuer) may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the direct or indirect parent of such Restricted Subsidiary; provided further that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes of such series, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes of such series on terms at least as favorable to the holders of Notes of such series as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Productive Assets” means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of CCO Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by CCO Holdings (as certified by a resolution of CCO Holdings’ Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCO Holdings, Capital Corp.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2)	any partnership

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b)	the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means the total assets of the Issuers and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuers.

“Treasury Rate” means, for any date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the applicable redemption date to (x) in the case of the 2021 Notes, March 15, 2016 and (y) in the case of the 2023 Notes, March 1, 2018, provided, however, that if the period from the applicable redemption date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the applicable redemption date to (x) in the case of the 2021 Notes, March 15, 2016 and (y) in the case of the 2023 Notes, March 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of CCO Holdings that is designated by the Board of Directors of CCO Holdings or CCI as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with CCO Holdings or any Restricted Subsidiary of CCO Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCO Holdings or any Restricted Subsidiary of CCO Holdings than those that might be obtained at the time from Persons who are not Affiliates of CCO Holdings unless such terms constitute Investments permitted by the covenant described above under the caption “—Certain Covenants—Investments,” and Permitted Investments or Asset Sales permitted under the covenant described above under the caption “—Repurchase at the Option of the Holders—Asset Sales”; and

(3)	does not own any Capital Stock of any Restricted Subsidiary of CCO Holdings.

Any designation of a Subsidiary of CCO Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCO Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” CCO Holdings shall be in default of such covenant. The Board of Directors of CCO Holdings or CCI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(2)	no Default or Event of Default would be in existence immediately following such designation. “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of original notes for new notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of original notes who hold the original notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Original Notes

The exchange of your original notes for new notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the new notes should not be considered to differ materially in kind or extent from the original notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your original notes for new notes. For example, there should be no change in your tax basis and your holding period should carry over to the new notes. In addition, the United States federal income tax consequences of holding and disposing of your new notes should be the same as those applicable to your original notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging original notes for new notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 180 days after consummation of the exchange offer (or, if earlier, until such time as any broker-dealer no longer owns any registrable securities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the exchange and registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the new notes offered in this prospectus will be passed upon for the Issuers by Kirkland & Ellis, LLP.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and December 31, 2010, and for each of the years in the two-year period ending December 31, 2012, and for the period of December 14, 2010 through December 31, 2010 (Successor) and for the period of January 1, 2010 through December 13, 2010 (Predecessor) have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing in our Form 8-K filed on April 19, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the Bresnan Broadband Holdings, LLC and subsidiaries December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that effective December 14, 2010 as a result of the acquisition of all of the outstanding stock of Bresnan Broadband Holdings, LLC by Cablevision Systems Corporation in a business combination accounted for as a purchase, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION

The indenture governing the notes provides that, regardless of whether they are at any time required to file reports with the SEC, the Issuers will file with the SEC and furnish to the holders of the notes all such reports and other information as would be required to be filed with the SEC if the Issuers were subject to the reporting requirements of the Exchange Act.

While any notes remain outstanding, the Issuers will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuers are not subject to Section 13 or 15(d) of the Exchange Act. This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this exchange offer and the notes (including but not limited to the indenture governing your notes), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the initial purchasers, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCO Holdings, LLC, 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901; Telephone (203) 905-7801.

Completed letters of transmittal and any other documents required in connection with surrenders of original notes for conversion should be directed to the exchange agent at the address set forth below. Any requests for assistance in connection with the exchange offer or for additional copies of this exchange offer prospectus or related materials should be directed to the information agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The exchange and information agent for the exchange offer is:

The Bank of New York Mellon Trust Company, N.A.

c/o Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, N.Y. 13057

Attn: Christopher Landers

Facsimile Transmission: (732) 667-9408

Confirm by Telephone: (315) 414-3362

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Indemnification Under the Limited Liability Company Agreement of CCO Holdings

The limited liability company agreement of CCO Holdings provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of CCO Holdings, shall be indemnified and held harmless by CCO Holdings to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person’s acts or omissions on behalf of CCO Holdings. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of CCO Holdings and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

Indemnification Under the Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification Under the By-Laws of CCO Holdings Capital

The bylaws of CCO Holdings Capital require CCO Holdings Capital, to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of CCO Holdings Capital or is or was serving at the request of CCO Holdings Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(i)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii)	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv)	for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Charter Indemnification Agreements

Charter has entered into indemnification agreements that require us to indemnify each of our directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Item 21. Exhibits and Financial Schedules.

Exhibits

Reference is made to the Exhibit Index filed as part of this Registration Statement.

Financial Statement Schedules

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22. Undertakings.

The undersigned registrants hereby undertake that:

(1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of Saint Louis, State of Missouri, on February 6, 2014.

CHARTER COMMUNICATIONS, INC.
Registrant

By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President—Finance, Controller and Chief Accounting Officer

CCO HOLDINGS, LLC,
Registrant

By: CHARTER COMMUNICATIONS, INC.,
Sole Manager

By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President—Finance, Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below on behalf of each of the registrants.

Signature	Title	Date

* Thomas M. Rutledge	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

* Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 6, 2014

/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President—Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 6, 2014

* Eric L. Zinterhofer	Director	February 6, 2014

* W. Lance Conn	Director	February 6, 2014

* Michael P. Huseby	Director	February 6, 2014

* Craig A. Jacobson	Director	February 6, 2014

* Gregory Maffei	Director	February 6, 2014

/s/ John C. Malone John C. Malone	Director	January 24, 2014

* John D. Markley, Jr.	Director	February 6, 2014

* David Merritt	Director	February 6, 2014

* Balan Nair	Director	February 6, 2014

*By:	/s/ Richard R. Dykhouse
Richard R. Dykhouse
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of Saint Louis, State of Missouri, on February 6, 2014.

CCO HOLDINGS CAPITAL CORP.
Registrant

By:	/S/ KEVIN D. HOWARD
Kevin D. Howard
Senior Vice President—Finance, Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below on behalf of each of the registrants.

Signature	Title	Date

* Thomas M. Rutledge	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2014

* Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 6, 2014

/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President—Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 6, 2014

*By:	/s/ Richard R. Dykhouse
Richard R. Dykhouse Attorney-in-Fact

Exhibit	Description

2.1	Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664)).

3.1	Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 20, 2010 (File No. 001-33664)).

3.2	Amended and Restated By-laws of Charter Communications, Inc. as of November 30, 2009 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

3.3	Certificate of Formation of CCO Holdings, LLC (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of CCO Holdings, LLC and CCO Holdings Capital Corporation filed on February 6, 2004 (File No. 333-112593)).

3.4	Certificate of Correction of Certificate of Formation of CCO Holdings, LLC (incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on February 6, 2004 (File No. 333-112593)).

3.5	Second Amended and Restated Limited Liability Company Agreement of CCO Holdings, LLC, dated as of November 30, 2009 (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on March 30, 2010 (File No. 333-112593)).

3.6	Amended and Restated Certificate of Formation of CCO Holdings Capital Corp. (incorporated by reference to Exhibit 3.3 to the annual report on Form 10-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on March 30, 2010 (File No. 333-112593)).

4.1	Indenture dated as of May 10, 2011, by and among CCO Holdings, LLC and CCO Holdings Capital Corp., as Issuers, Charter Communications, Inc., as Parent Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on May 13, 2011 (File No. 001-33664)).

4.2	Sixth Supplemental Indenture relating to the 5.25% Senior Notes due 2021 dated as of March 14, 2013 by and among CCO Holdings, LLC and CCO Holdings Capital Corp., as Issuers, Charter Communications, Inc., as Parent Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on March 15, 2013 (File No. 001-33664)).

4.3	Seventh Supplemental Indenture relating to the 5.75% Senior Notes due 2023 dated as of March 14, 2013 by and among CCO Holdings, LLC and CCO Holdings Capital Corp., as Issuers, Charter Communications, Inc., as Parent Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 15, 2013 (File No. 001-33664)).

4.4	Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.5	Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

E-1

Exhibit	Description

4.6	Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

5.1*	Legal Opinion of Kirkland & Ellis LLP.

12.1*	Computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of Kirkland & Ellis, LLP (included with Exhibit 5.1).

23.2**	Consent of KPMG LLP (St. Louis, MO).

23.3**	Consent of KPMG LLP (Melville, NY).

24.1*	Power of Attorney (included on the signature page).

25.1*	Statement of Eligibility of Trustee.

99.1*	Form of Letter of Transmittal.

*	Previously filed.
**	Document attached.

E-2